Exhibit 4.14

SAFE CONVERSION AGREEMENT

This SAFE Conversion Agreement (this "Agreement") is made and entered into as of by and between SOS HYDRATION INC., a California corporation (the

"Company"), and the individual listed on the signature page hereto (the "Safeholder").

WHEREAS, the Safeholder holds a Simple Agreement for Future Equity (the "SAFE')

issued by the Company in the principal amount set forth on the signature page hereto.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.	Conversion of Note; Exercise Price.

The Company and Safeholder agree to convert the SAFE into shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), at a conversion rate (the "Conversion Rate") per share of $[---] multiplied by the Discount Rate. The Discount Rate means the Discount Rate specified in the SAFE.

Subject to the terms and conditions set forth herein, upon receipt by the Company of this Agreement signed by Safeholder (the "Closing Date") all of the outstanding principal amount of the SAFE will convert into the number of shares of the Company's Common Stock determined based on the Conversion Rate and set forth on the Safeholder signature page.

2.	Manner of Conversion/Termination of SAFE.

On the Closing Date, the Company shall issue and deliver to the Safeholder, or to such other party as directed by the Safeholder, a ce1tificate or certificates or other document evidencing the shares of Common Stock issued upon conversion as set forth in Section 1 of this Agreement, and upon receipt of such ce1tificate or ce1tificates or other document evidencing the shares of Common Stock by the Safeholder, all rights of the Safeholder under the SAFE shall cease and the Safeholder shall be deemed to be a holder of record of the shares of Common Stock of the Company into which the SAFE was conve1ted. On the Closing Date, the Safeholder shall deliver to the Company the SAFE.

3.	Representations of Safeholder.

The Safeholder represents and warrants to the Company that: (i) Safeholder has, and at the time immediately prior to the Closing Date, it will have, good and valid title to the SAFE, free and clear of all liens, security interests, encumbrances, equities and claims, with no defects of title whatsoever and (ii) Safeholder is not a paity to or bound by any agreement, or any judgment, decree or ruling of any governmental authority, affecting or relating to Safeholder's right to conve1t the SAFE.

4.	Unregistered Securities.

The Safeholder understands that the shares of Common Stock to be issued hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and agrees that none of the shares of Common Stock to be issued hereunder may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act. The Buyer will not, directly or indirectly, voluntarily offer, sell, transfer, pledge, hypothecate or otherwise dispose of (or solicit any offers to purchase or otherwise acquire or take a pledge of) any shares of Common Stock to be issued hereunder unless (i) registered pursuant to the provisions of the Securities Act, or (ii) an exemption from registration is available under the Securities Act. The Buyer has been advised that the Company does not have an obligation, and does not intend, to cause any shares of Common Stock to be issued hereunder to be registered under the Securities Act, or any state securities laws. The Safeholder understands that the legal consequences of the foregoing mean that the Safeholder must bear the economic risk of his investment in the Company for an indefinite period of time. The Safeholder further understands that, if the Safeholder desires to sell or transfer all or any part of the shares of Common Stock to be issued hereunder, the Company may require the Safeholder' s counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act. The Safeholder understands that the shares of Common Stock to be issued hereunder will bear substantially the following restrictive legend:

THE SHARES OF STOCK EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT") NOR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES, AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION FOR NONPUBLIC OFFERINGS. ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF ANY SUCH SECURITIES OR ANY INTEREST THEREIN MAY NOT BE ACCOMPLISHED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

5.	Covenants.

The Safeholder agrees to sign ajoinder to the Company's Shareholder Agreement and such other agreements and documentation as requested by the Company in connection with the issuance of the shares of Common Stock to Safeholder.

6.       Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the consun1mation of the transactions contemplated hereunder.

7.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, successors, and assigns.

8.       Governing Law. This Agreement shall be constmed in accordance with and governed by the laws of the State of California without regards to conflicts of laws.

9.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument. A signature of a party to this Agreement by facsimile, e-mail or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.

IN WITNESS WHEREOF the parties have signed this instrument as of the date first set forth above.

[Signatures on following page]

COMPANY:

SOS HYDRATION INC.

By: /s/ James Mayo

Name: James Mayo

Chief Executive Officer

SAFEHOLDER SIGNATURE PAGE

Name:
Signature Block:

Original Issue Date of SAFE:
Amount of SAFE:
Discount Rate:
Number of Shares of Common Stock to be Issued on Conversion of the SAFE: